Exhibit 99.1

Derma Sciences to Acquire MedEfficiency; Expands Proprietary Advanced Wound Care Product Offering with High-Growth, Market-Leading, Gold-Standard Treatment for Diabetic Foot Ulcers

PRINCETON, N.J. (March 29, 2012) – Derma Sciences, Inc. (Nasdaq: DSCI)(“Derma Sciences”), a medical device and pharmaceutical company focused on advanced wound care, announces the signing of a definitive agreement to acquire MedEfficiency, Inc. (“MedEfficiency”), manufacturer of the TCC-EZ™ Total Contact Cast system, for $14.5 million in cash. MedEfficiency is a privately held company selling a proprietary line of medical devices used for the treatment of diabetic foot ulcers. In 2011, MedEfficiency had annual revenues of $5.3 million and gross margins of approximately 60%. Revenue growth in 2011 was approximately 45% over 2010. Since 2008, Derma Sciences has been a distributor of MedEfficiency’s TCC-EZ™ Total Contact Cast system. The acquisition of this market-leading advanced wound care product will increase Derma Sciences overall sales, gross margins, cash flows, and sales force productivity. In 2011, Derma Sciences had revenues of $1.45 million, up 88% over 2010, at gross margin of 36% from the sale of MedEfficiency’s products.

The acquisition of this business is consistent with Derma Sciences’ strategy to acquire higher margined proprietary advanced wound care products with growth potential that can be leveraged by its global advanced wound care sales and marketing infrastructure. As an integral part of its advanced wound care business, Derma Sciences expects to be able to continue the significant growth of these products achieved by MedEfficiency. Transaction and integration related expenses are expected to be approximately $1.5 million. Derma Sciences anticipates this transaction will be accretive to its results of operations. Following the closing of the acquisition the employees of MedEfficiency will become employees of Derma Sciences.

“With the acquisition of MedEfficiency we take another important step in our progression towards creating a profitable market-leading advanced wound care company,” said Edward J. Quilty, Chief Executive Officer of Derma Sciences. “For the past three years, our sales representatives have sold MedEfficiency’s total contact casting systems. By acquiring the business outright, we immediately gain an annualized sales run rate of $6 million coupled with a high growth rate and margin. Additionally, only about 20 of our advanced wound care sales representatives have been selling this product. Now our selling organization is nearly twice that number, and in the coming weeks the remainder of our reps will be trained and will begin actively selling the MedEfficiency products to our growing customer base. Once the business is fully integrated and the transition costs are behind us, we believe the addition of this product line will allow our advanced wound care business to achieve positive cash flow in 2013, approximately one year sooner than we had previously projected, and with significant upside potential.

“From a strategic perspective, the acquisition of MedEfficiency is sound on several fronts,” Mr. Quilty continued. “Most importantly, it allows us to leverage our expanded sales and marketing infrastructure, which we have built organically over the past five years. We have proven our ability to launch and sell new products, and adding complementary advanced wound care products should allow additional gross profit largely to fall to the bottom line. This acquisition also gives us global rights to the products, further increasing our product portfolio to our expansion markets of Europe, the Middle East and Asia. Lastly, along with DSC127, these proprietary total contact casting systems give us a very strong position in the treatment of diabetic foot ulcers. This is a large and growing market, and with these two technologies ultimately in our portfolio, we believe we will have the best solutions for clinicians and their patients, regardless of the care setting or the stage of the wound.”

Proper off-loading, or removal of pressure, is essential for the complete healing of diabetic foot ulcers. Supported by several studies showing an 89.5% heal rate, total contact casts are considered the gold standard for off-loading. However, traditional total contact casts, which are made of fiberglass rolls and an assortment of other casting elements, are time-consuming and difficult to apply. This has led to chronic underutilization of this type of device, involving less than 2% of applicable patients.

The key MedEfficiency product is TCC-EZ, a novel, patented next-generation total contact casting system. At its core, the system utilizes the combination of a single patented casting element that easily rolls onto a patient’s leg, along with a proprietary boot providing additional support. The time it takes to apply this version of a total contact cast is significantly less than that required by a traditional system. Due to strong reimbursement codes already in place, the minimal amount of time spent applying TCC-EZ has proven worthwhile to clinicians.

Jodie Currie, Chief Executive Officer of MedEfficiency said, “We are very excited to be acquired by Derma Sciences and become part of its advanced wound care business. Derma has done an excellent job over the past several years building up a formidable advanced wound care sales organization. These sales representatives have seen firsthand how compelling the TCC-EZ system is, and how its utilization is rapidly increasing by those who would not otherwise have considered use of traditional contact casts.”

“While sales of TCC-EZ to date have predominantly come from post-acute wound care centers, we are pleased that in December 2011 the U.S. Department of Veteran’s Affairs awarded MedEfficiency a five-year contract and listing as a government-approved vendor. We are extremely enthusiastic about the upside potential of this product line,” Mr. Quilty added.

Piper Jaffray & Co. served as financial advisor and Thompson Hine LLP served as legal counsel to Derma Sciences on the acquisition. The closing of the acquisition is subject to customary closing conditions and is anticipated to be completed by April 30, 2012.

About the TCC-EZ Total Contact Cast

Reducing pressure in the treatment of diabetic foot wounds is a critical component of therapy. The Total Contact Cast has proven to be the Gold Standard of treatment due to its ability to reduce pressure (known as off-loading) and facilitate patient adherence to the treatment regimen. Several randomized controlled studies have shown that use of total contact casts leads to significantly improved rates of healing versus all other modalities (89.5% for total contact casts; a 30% improvement over diabetic walking boots, the next closest method). However, until now, use of total contact casting methods has been low, due to the amount of time required for application and the inconsistency in technique.

The TCC-EZ solves both of these problems: the cast is a patented fiberglass-based knit tubular sock that is rolled onto a patient's foot and lower leg in less than five minutes. This is formed into a cast, which sets in approximately 10 minutes, greatly reducing the amount of time required for both application and curing of the cast. These new efficiencies will act as a major incentive for clinicians to employ total contact casts, and should substantially increase utilization rates. The TCC-EZ also provides additional support.

According to the 2011 National Diabetes Fact Sheet, an estimated 25.8 million Americans – or approximately 10% of the population – are living with diabetes today. Nearly 1.6 million new cases of diabetes are diagnosed in people 20 years and older each year. A new government report underscores the epidemic of diabetes in America. The number of Americans with diabetes could triple by 2050, according to the Centers for Disease Control and Prevention. One in 10 U.S. adults has the disease now, but that figure could increase to one in three in the next 40 years.

Total Contact Casting, in conjunction with comprehensive wound care protocols, provides a dynamic approach to complete immobilization, which allows the tissue to heal without being disturbed or traumatized by repetitive injury or shear forces.

About Derma Sciences

Derma Sciences is a medical technology company focused on the wound care marketplace, addressing traditional dressings, advanced wound care dressings and pharmaceutical wound care products. Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown to be effective in a variety of indications, and was the focus of a positive large-scale, randomized controlled trial involving 108 subjects with leg ulcers. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for infection prevention. Derma Sciences has successfully completed a Phase 2 clinical trial in diabetic foot ulcer healing with DSC127, a novel pharmaceutical drug under development for accelerated wound healing and scar reduction. For more information please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.

John E. Yetter

Vice President and CFO

(609) 514- 4744

jyetter@dermasciences.com

Barry Wolfenson

Executive Vice President, Global Marketing and Business Development

(609) 514- 4744

bwolfenson@dermasciences.com

LHA

Investors

Kim Sutton Golodetz (kgolodetz@lhai.com)

(212) 838-3777

Or

Bruce Voss (bvoss@lhai.com)

(310) 691-7100

@LHA_IR_PR

Media

Mackenzie Mills (mmills@lhai.com)

(212) 838-3777

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